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                                                                   Page 18 of 20

                                                                   Exhibit 99(g)



REPORT ON ASSERTIONS ON COMPLIANCE WITH SPECIFIED
KEY ALTERNATIVE LOAN PROGRAM REQUIREMENTS -
KEYCORP STUDENT LOAN TRUST 1999 - B
GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.


Year ended December 31, 2001



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                                                                   Page 19 of 20




                        Report of Independent Accountants

We have examined management's assertion, included in the accompanying Report of Management on Compliance with Specified Key Alternative Loan Program Requirements, that Great Lakes Educational Loan Services, Inc. (Great Lakes) complied with the specified requirements of the Subservicing Agreement (KeyCorp Student Loan Trust 1999-B) between Key Bank USA, National Association and Great Lakes dated as of September 1, 1999 (Subservicing Agreement) during the year ended December 31, 2001. Management is responsible for Great Lakes' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Great Lakes' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Great Lakes' compliance with those requirements and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Great Lakes' compliance with specified requirements.

In our opinion, management's assertion that Great Lakes complied with the aforementioned requirements during the year ended December 31, 2001, is fairly stated, in all material respects.

This report is intended solely for the information and use of the audit committee and management of Great Lakes Educational Loan Services, Inc.; Bank One, National Association; Bankers Trust Company; Moody's Investor Services, Inc.; Standard and Poor's Ratings Services; Fitch IBCA; and Key Bank USA, National Association, and is not intended to be and should not be used by anyone other than these specified parties.



                                            [ERNST & YOUNG LLP SIGNATURE]


January 4, 2002